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Exhibit 10.21

         CONSTRUCTION MANAGEMENT AGREEMENT

BETWEEN

         SENECA NIAGARA FALLS GAMING CORPORATION

as Owner

AND

         SENECA CONSTRUCTION MANAGEMENT CORPORATION

as Construction Manager

ENTERED INTO JANUARY 12, 2006
AND EFFECTIVE AS OF SEPTEMBER 1, 2005

[CONFIDENTIAL]

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.1	Specific Definitions	1
ARTICLE II. CONSTRUCTION MANAGEMENT SERVICES		4
2.1	Appointment as Construction Manager	4
2.2	Work to be Performed	4
2.3	Addition and Removal of Projects from the Scope of Work	5
2.4	Use of Contractors	5
ARTICLE III. GENERAL OBLIGATIONS OF CONSTRUCTION MANAGER		6
3.1	Standard of Performance	6
3.2	Construction Manager's Employees, Consultants and Contractors	6
3.3	Payments Pursuant to Agreements	6
3.4	Ownership and Custody of and Access to Data	6
3.5	Inspection and Rejection by Owner	6
3.6	Disclosure to Owner	6
3.7	Owner's Right to Perform Work	7
3.8	Care, Custody and Control of Materials in Transit; Risk of Loss	7
ARTICLE IV. COMMENCEMENT OF WORK		7
ARTICLE V. ACCOUNTING AND COMPENSATION		7
5.1	Accounting Records	7
5.2	Contract Price	7
5.3	Request for Payment	8
5.4	Payments	8
5.5	Retainage	9
5.6	Progress Reports	9
5.7	Taxes	9
ARTICLE VI. GUARANTEES AND DELAY LIQUIDATED DAMAGES		10
6.1	Guarantee	10
6.2	Liquidated Damages for Delay	10
ARTICLE VII. PERFORMANCE SECURITY		10
ARTICLE VIII. CHANGES		10
8.1	General	10
8.2	Minor Modifications	10
8.3	Owner Directed Change Order	10
8.4	Change Orders	11
8.5	Construction Manager Requested Change Order	11
8.6	Owner's Directive	11
8.7	General Requirements and Limitations	12
ARTICLE IX. INDIVIDUAL PROJECT COMPLETION		12
9.1	Final Request for Payment	12
9.2	Project Completion	13
ARTICLE X. FINAL COMPLETION OF PROJECTS		13
10.1	Final Request for Payment	13
10.2	Final Completion	14

i

ARTICLE XI. REPRESENTATIONS AND WARRANTIES		15
11.1	General Representations and Warranties	15
11.2	Construction Manager Representations and Warranties	15
11.3	Warranties Related to the Work	15
11.4	Contractor Warranties	16
11.5	Warranty Period	16
ARTICLE XII. TERMINATION		16
12.1	Term	16
12.2	Termination	16
12.3	Effects of Termination	16
ARTICLE XIII. FORCE MAJEURE		17
13.1	Suspension of Obligations	17
13.2	Notice	17
13.3	Resolution	17
ARTICLE XIV. INDEMNITY		17
14.1	Damages	17
14.2	Indemnity	18
14.3	Claims	19
14.4	Insurance	20
ARTICLE XV. MISCELLANEOUS		20
15.1	Entire Agreement	20
15.2	Amendment and Modification	20
15.3	Counterparts	20
15.4	Parties Bound by Agreement	21
15.5	Terminology	21
15.6	Laws and Regulations	21
15.7	Time of the Essence	21
15.8	Governing Law	21
15.9	Exhibits and Schedules	21
15.10	Notices	21
15.11	Further Assurances	22
15.12	Survival of Representations, Warranties, Covenants and Agreements	22
15.13	Severability	22
15.14	Assignment	22
15.15	Waivers	22
15.16	Cumulative Rights, Obligations and Remedies	23
15.17	No Third Party Beneficiaries	23
15.18	Confidentiality	23
Exhibit A:	Scope of Work
Exhibit B-1:	Form of Construction Manager Partial Lien Waiver
Exhibit B-2:	Form of Contractor Partial Lien Waiver
Exhibit C:	Form of Change Order
Exhibit D-1:	Form of Construction Manager Final Lien Waiver
Exhibit D-1:	Form of Contractor Final Lien Waiver
Exhibit E-1:	Form of Project Completion Certificate
Exhibit E-2:	Form of Final Completion Certificate
Exhibit F:	Contractor Insurance Requirements

ii

CONSTRUCTION MANAGEMENT AGREEMENT

        This Construction Management Agreement is made and entered into on January 12, 2006, but is effective as of September 1, 2005 (the "Effective Date"), by and between Seneca Construction Management Corporation ("Construction Manager") and Seneca Niagara Falls Gaming Corporation ("Owner").

RECITALS

        A. Construction Manager has expertise and experience in providing construction management services.

        B. Owner desires to retain Construction Manager to provide management services and act as the construction manager in connection with its development and construction of the Seneca Niagara Casino and Hotel (as defined in Section 1.1), and Construction Manager desires to perform such services in accordance with the terms of this Agreement.

AGREEMENT

        For and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby stipulate and agree as follows:

ARTICLE I.
DEFINITIONS

        1.1    Specific Definitions.    The following capitalized terms shall have the meanings ascribed to them in this Section 1.1.

        "Affiliate" means, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the relevant Person. For purposes of this definition, the term "control" (including its derivatives and similar terms) means owning, directly or indirectly, more than 25% of the voting interest in the relevant Person.

        "Agreement" means this Construction Management Agreement (including any exhibits, schedules, supplements and other attachments), as amended, restated, supplemented or otherwise modified from time to time.

        "Architect" is defined in Section 2.2.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the State of New York shall not be regarded as a Business Day.

        "Change" is defined in Section 8.3.

        "Change of Law" means the enactment, adoption, promulgation, issuance, modification, revision, change, repeal or cancellation after the date of this Agreement of or to any Law, that prevents Construction Manager from performing its obligations under this Agreement.

        "Change Order" is defined in Section 8.4.

        "Construction Manager" is defined in the Preamble.

        "Construction Manager Estimate" is defined in Section 8.3.

        "Contract Price" is defined in Section 5.2.

        "Contractor" means any Person performing all or any portion of the Work, or performing any other services, or providing goods, equipment, materials, supplies, or labor services related to the Work under contract with Construction Manager, including contractors, subcontractors (and every tier of subcontractors), vendors, suppliers, agents and representatives of Construction Manager.

        "Costs" means all verifiable, direct, out-of-pocket costs incurred by Construction Manager in performing the Work, but shall not include any costs or expenses (i) for general or overhead expenses of Construction Manager or (ii) that would not have been incurred absent the bad faith, gross negligence, or willful misconduct of Construction Manager or any Contactor, or any of their respective employees, agents, or representatives.

        "Damages" is defined in Section 14.1(a).

        "Data" is defined in Section 3.4.

        "Day" means a period of twenty-four (24) consecutive hours beginning at 7:00 a.m., Eastern Time, or at such other hour as Construction Manager and Owner mutually agree.

        "Defect" means any equipment, materials, tools, supplies, installation or other Work performed or provided by, or within the responsibility of Construction Manager or any Contractor which (i) fails to conform to the Scope of Work or is of improper or inferior workmanship; (ii) could reasonably be expected to adversely effect the design or operation of any Project; or (iii) otherwise fails to meet the warranties set forth in Section 11.3.

        "Delay Liquidated Damages" is defined in Section 6.2(a).

        "Effective Date" is defined in the Preamble.

        "Event of Default" means the occurrence of any of the following events, circumstances or conditions: (i) the failure by either Party to perform or comply with any material agreement, covenant, obligation or other provision contained in this Agreement when such failure has not been remedied (after delivery of written notice thereof) within thirty (30) Days following delivery of such notice; (ii) either Party (A) files a petition for relief under any present or future law regarding bankruptcy, reorganization or other relief to debtors, or, makes a general assignment for the benefit of its creditors, or applies for a receiver, trustee, custodian or liquidator of its property, or files a petition, or commences any other procedure to liquidate or dissolve its existence, or (B) fails to effect a full dismissal of any involuntary petition under any present or future law regarding bankruptcy, reorganization or other relief to debtors, that is filed against such Party, within sixty (60) Days of such filing; or (iii) the inaccuracy or breach of any material representation or warranty contained in Article XI.

        "Final Completion" is defined in Section 10.2.

        "Final Completion Certificate" is defined in Section 10.1(f).

        "Final Completion Date" is defined in Section 10.2.

        "Force Majeure" is defined in Section 13.1.

        "Governmental Authority" means applicable tribal, national, state and local governments and all agencies, authorities, departments, instrumentalities, courts, corporations, or the other subdivisions of each, having or claiming a regulatory interest in or jurisdiction over the Seneca Niagara Casino and Hotel, the Work or the Parties.

        "Guaranteed Maximum Project Costs" means for each Project, the amount, if any, specified as the Guaranteed Maximum Project Costs in the Scope of Work.

        "Guaranteed Project Completion Date" means for each Project, the date, if any, specified as the Guaranteed Project Completion Date in the Scope of Work.

        "Hazardous Materials" shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such under any applicable environmental Law.

        "Invoice" is defined in Section 5.3(a).

        "Laws" means the laws, rules, regulations, decrees and orders of the United States of America, the Nation and all other governmental bodies having relevant jurisdiction, whether such now exist or hereafter come into effect.

        "Loss" or "Losses" means any actions, claims, settlements, judgments, demands, liens, losses, damages, fines, penalties, interest, costs, expenses (including, without limitation, expenses attributable to the defense of any actions or claims), attorneys' fees and liabilities related to the construction of the Seneca Niagara Casino and Hotel; provided, however, that as between the Parties, the term Loss shall not include damages which one Party has waived or released its right to seek from the other Party pursuant to Article XIV.

        "Management Fee" is defined in Section 5.2.

        "Nation" means the Seneca Nation of Indians, a federally recognized Indian Tribe.

        "Owner" is defined in the Preamble.

        "Owner Directive" is defined in Section 8.6.

        "Owner Indemnified Party" is defined in Section 14.2(a).

        "Party" and "Parties" means each of Owner and Construction Manager, individually or collectively, as the context may require.

        "Person" means any individual or entity, including, without limitation, any corporation, limited liability company, joint venture, joint stock company, general or limited partnership, trust, agency, association, organization, government authority (including any agency or administrative group thereof) or other entity.

        "Progress Report" is defined in Section 5.6.

        "Project Commencement Date" means for each Project, the date specified as the Project Commencement Date in the Scope of Work.

        "Project Completion" is defined in Section 9.2.

        "Project Completion Certificate" is defined in Section 9.1(d).

        "Project Completion Date" is defined in Section 9.2.

        "Projects" means, collectively, all components of the development and construction service related to or in connection with the development and construction of the Seneca Niagara Casino and Hotel, and all facilities and properties related thereto, and which are more specifically described in the Scope of Work.

        "Property" means the Seneca Niagara Casino and Hotel and each area therein designated by Owner for performance of the Work.

        "Repair" is defined in Section 11.3(a).

        "Request for Payment" is defined in Section 5.3.

        "Retainage" is defined in Section 5.5.

        "Scope of Work" means the descriptions of all Projects including with respect to each Project, if applicable, (i) a description of the services to be performed and the materials and equipment to be supplied, (ii) the Project Commencement Date, (iii) the Guaranteed Project Completion Date, (iv) the Guaranteed Maximum Project Cost; (iv) the Delay Liquidated Damages, (v) the Warranty Period, and (vi) any other information the parties deem to be relevant in connection with the Project, attached hereto as Exhibit A.

        "Seneca Niagara Casino and Hotel" means the 604 room hotel and casino with restaurants, bar(s), health club, spa, pool, retail space, entertainment area, meeting/conference rooms, banquet areas, the porte-cochere, and the associated back-of-house support spaces and related site work located in Niagara Falls, New York (Niagara Territory).

        "Stated Rate" means an annual rate of interest (compounded monthly) equal to the lesser of (i) sum of the one year LIBOR rate quoted in the Wall Street Journal (or, in its absence, a similar publication) on the first Day of the applicable month plus two percent (2%) and (ii) the maximum rate permitted under applicable law.

        "Substantial Completion" is defined in Section 11.5.

        "Term" is defined in Section 12.1.

        "Warranty Period" is defined in Section 11.5.

        "Work" is defined in Section 2.2.

ARTICLE II.
CONSTRUCTION MANAGEMENT SERVICES

        2.1    Appointment as Construction Manager.    Subject to the terms and conditions of this Agreement, Owner hereby appoints Construction Manager to act hereunder as an independent contractor to manage the Projects, and Construction Manager hereby accepts such appointment and agrees to act pursuant to the provisions of this Agreement. Construction Manager is an independent contractor. Neither Construction Manager nor any of its officers, directors, employees, agents or representatives shall be deemed to be the agents, representatives or employees of Owner. Nothing herein is intended to, or shall be deemed to, create a partnership, joint venture, agency or other relationship creating fiduciary or quasi fiduciary duties or similar duties and obligations or otherwise subject the Parties to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to either or both of the Parties.

        2.2    Work to be Performed.    Construction Manager's obligation is to provide Owner with the Seneca Niagara Casino and Hotel in complete and in full operating condition, completed in every detail according to the Scope of Work, and to do and furnish everything necessary in connection therewith. Without limiting the generality of the foregoing, Construction Manager shall perform, directly or through the use of Contractors in accordance with Section 2.4, all activities to be undertaken in connection with the Projects as set forth in the Scope of Work (the "Work"). Notwithstanding anything in this Agreement to the contrary, Owner and Construction Manager acknowledge that Owner has retained or will retain one or more architects to perform services in connection with the Projects (collectively, the "Architect"). Owner shall deliver to Construction Manager a copy of each written agreement for services between Owner and Architect with respect to each Project, which agreements shall set forth the duties and responsibilities of the Architect. The Parties acknowledge and agree that the services to be performed by the Architect are separate from, and not a part of, the Work and will be performed by or on behalf of the Architect. Construction Manager shall not be responsible for any actions taken by, or for any omissions of, the Architect pursuant to such agreements when rendering such services; provided, however, that Construction Manager agrees to notify Owner in a timely manner if Construction Manager becomes aware of any errors or omissions of the Architect, or any defects in the services provided by the Architect, in connection with any Project.

        2.3    Addition and Removal of Projects from the Scope of Work.

        Subject to the provisions of Article VIII, Owner may, from time to time, add new Projects to, or remove existing Projects from, the Scope of Work. Any addition or removal shall be considered a Change and shall be governed by the terms and conditions of Article VIII.

        2.4    Use of Contractors.

          (a)    For the purpose of providing the Work, Construction Manager may use independent contractors, who are not employees of either Owner or Construction Manager, to perform the Work in accordance with this Agreement. Construction Manager shall not engage any Contractor to perform part of the Construction Work hereunder unless Construction Manager has a written agreement with that Contractor which meets the requirements set forth in Section 2.4(b). If any proposed written agreement between Construction Manager and any Contractor fails to meet any of the requirements set forth in Section 2.4(b), Construction Manager must submit the proposed agreement to Owner for review and approval. Construction Manager shall not have the right to waive any of the requirements of Section 2.4(b) without the prior written consent of Owner.

          (b)    Use of any Contractor by Construction Manager shall not relieve Construction Manager of any of its obligations under this Agreement and Construction Manager shall, at all times, be responsible for the performance and completion of the Work. All Work performed by a Contractor shall be pursuant to a written agreement between Contractor and Construction Manager which shall:

            (i)    conform to and require the Contractor to perform in accordance with the requirements, terms and conditions of this Agreement;

            (ii)    be assignable to Owner upon Owner's written request and at no cost to Owner;

            (iii)    preserve and protect the rights of Owner under this Agreement and with respect to the Work to be performed;

            (iv)    require that the Contractor provide and maintain the insurance specified in Exhibit F;

            (v)    require that the Contractor provide the indemnification required by Section 14.2(b); and

            (vi)    obligate Contractor to execute a waiver and release with respect to any lien rights for each payment received by such Contractor for the Work.

          (c)    Prior to entering into any contract with any Contractor, Construction Manager shall have performed a reasonable level of due diligence to determine whether, for the portion of the Work the Contractor is to perform, such Contractor is (i) fully experienced, properly qualified, properly licensed, properly equipped and properly organized; (ii) financially solvent at the time such Contractor enters into a contract with Construction Manager; (iii) authorized to do business in the jurisdictions in which such Contractor will perform; and (iv) familiar with the portion of the Work to be performed.

          (d)    Construction Manager shall provide to Owner a copy of each contract entered into with a Contractor within two (2) Business Days of execution.

ARTICLE III.
GENERAL OBLIGATIONS OF CONSTRUCTION MANAGER

        3.2    Standard of Performance.    Construction Manager shall perform the Work and carry out its other obligations hereunder, and shall require all of its employees, Contractors, agents, materialmen and vendors furnishing labor, materials or services in any way relating to this Agreement or affecting the Projects to carry out their respective responsibilities in accordance with (a) the terms of this Agreement, (b) safe, sound, efficient, workmanlike, economically prudent, and environmentally sound practices, and (c) all Laws, permits and licenses applicable to the Projects and the completion thereof.

        3.2    Construction Manager's Employees, Consultants and Contractors.    Construction Manager shall pay all expenses in connection with employing, retaining and supervising the Contractors and any other Persons necessary or required for the performance of the Work, including compensation, salaries, wages, overhead and administrative expenses incurred by Construction Manager, and as applicable, FICA and Medicare taxes, workers' compensation insurance, retirement and insurance benefits and other such expenses. All services performed or materials supplied by any Affiliate of Construction Manager shall be performed or supplied at terms and rates that are reasonably competitive with the terms and rates known to Construction Manager to be prevailing in the industry at the time for the area of operations.

        3.3    Payments Pursuant to Agreements.    Construction Manager shall promptly pay, when due, all undisputed amounts due and payable to (a) all Contractors in accordance with the terms of the applicable Contractor contract and (b) any other third party providing goods or services in connection with the Work.

        3.4    Ownership and Custody of and Access to Data.    Owner shall be the sole and exclusive owner of all reports, filings, agreements, instruments and other documents (collectively, "Data"), whether prepared by Construction Manager, Owner, any Contractor or any other Person, related to the Work and any such Data shall be made available to Owner at Construction Manager's office during reasonable business hours on provision of reasonable notice. Within a reasonable period of time after delivery of each Project Completion Certificate, and immediately upon the removal of any Project from the Scope of Work or the termination of this Agreement, Construction Manager shall deliver originals of all Data pertaining to the relevant Project to Owner.

        3.5    Inspection and Rejection by Owner.

        Owner, and its designated representatives, shall have the right to inspect all Work including, without limitation, testing, inspection, repairs, construction, installation, removal of equipment, meetings or other communications with any Person, or similar activities undertaken by Construction Manager in connection with this Agreement. Owner shall have the right to reject, or to direct Construction Manager to reject, at any time, any such portion of the Work, including any design, engineering, materials, equipment, installation, tools or supplies, which in Owner's reasonable judgment does not conform to this Agreement or which contains Defects. Upon such rejection, Construction Manager shall promptly remedy any condition identified by Owner as giving rise to such rejection. Owner's exercise of any right of inspection, observation, rejection or approval shall not limit or reduce Construction Manager's obligations under this Agreement or constitute an acceptance by Owner.

        3.6    Disclosure to Owner.    Construction Manager shall promptly notify Owner of any (i) Defect, or (ii) other event, circumstance or condition known to Construction Manager constituting or which reasonably could be expected to constitute a material breach of this Agreement, or a violation of any Law, of which Construction Manager has knowledge. Construction Manager shall promptly notify Owner of any significant circumstance, event, occurrence or condition (whether then existing or, in Construction Manager's opinion, expected to exist in the near future), including issues related to the acquisition (including eminent domain proceedings) of rights of way and similar matters, of which

Construction Manager has knowledge and which could reasonably be expected to have a material adverse effect on the completion of any Project pursuant to this Agreement.

        3.7    Owner's Right to Perform Work.

        If Construction Manager defaults or neglects to carry out all or any portion of the Work or correct any Defects in accordance with the terms and conditions of this Agreement, the Owner, without prejudice to any other right or remedy under this Agreement, upon providing five (5) Days written notice to Construction Manager, may perform the Work or correct such Defects, or any part thereof, by whatever methods or means it may deem expedient.

        3.8    Care, Custody and Control of Materials in Transit; Risk of Loss.

        It is contemplated that all materials, equipment and supplies incorporated into, or used in connection with, the Seneca Niagara Casino and Hotel will be purchased or furnished for Owner's account. Notwithstanding the foregoing or any passing of title to Owner, as between Owner and Construction Manager, Construction Manager shall retain care, custody and control of, and bear the risk of physical loss or damage to the materials, equipment and supplies that are (a) to be incorporated into, or used in connection with, the Seneca Niagara Casino and Hotel and (b) in transit to the Property, to the extent that such loss is not covered by the insurance required to be maintained by Owner pursuant to Section 14.4(d).

ARTICLE IV.
COMMENCEMENT OF WORK

        Construction Manager shall commence and continuously and diligently pursue and perform the Work in connection with each Project on the applicable Project Commencement Date, and otherwise in compliance with this Agreement.

ARTICLE V.
ACCOUNTING AND COMPENSATION

        5.1    Accounting Records.    Construction Manager shall keep complete and accurate records of all costs, expenses and expenditures in connection with this Agreement, to the reasonable satisfaction of Owner. To the extent necessary or appropriate to verify the amounts billed to Owner pursuant to this Agreement, Owner or its designated representatives, after five (5) Days' prior written notice to Construction Manager, shall have the right during normal business hours to audit or examine all books and records maintained by Construction Manager relating to the Projects, including all documents and records relating to Invoices submitted by Construction Manager pursuant to Section 5.3. Such right shall include the right to meet with Construction Manager's internal auditors to discuss matters relevant to the audit or examination. Construction Manager agrees to implement any reasonable practices or procedures recommended by Owner as a result of any such audit for purposes of improving support for the payment of Construction Manager's billings to Owner. Owner shall have three (3) years after the termination of this Agreement to initiate, at Owner's expense, an audit of Construction Manager's records for any Work performed during the term of this Agreement. Owner shall make every reasonable effort to conduct audits in a manner which will result in a minimum of inconvenience to Construction Manager.

        5.2    Contract Price.    For the performance of the Work during the term of this Agreement, Owner agrees to pay Construction Manager an amount (the "Contract Price") equal to the sum of (a) the Costs plus (b) an amount equal to four percent (4%) of the Costs (the "Management Fee"). Construction Manager guarantees that in no event will the Costs (not including the Management Fee) associated with any Project exceed the Guaranteed Maximum Project Costs, if any, set forth in the Scope of Work for such Project. Except as otherwise agreed in connection with any Change Order pursuant to Article VIII, Construction Manager shall be solely responsible for the payment of all Costs incurred in connection with any Project that are in excess of the Guaranteed Maximum Project Costs for such Project without reimbursement from Owner, and Construction Manager shall not be entitled to collect the Management Fee on any such Costs that are in excess of such Guaranteed Maximum Project Costs. The Contract Price will be Construction Manager's complete compensation for the Work.

        5.3    Request for Payment.    No later than the tenth (10th) Day of each calendar month, Construction Manager shall submit to Owner a request for payment (a "Request for Payment"), which shall include:

          (a)    an invoice for the Costs (itemized separately for each Project) incurred for the Work performed during the previous calendar month (or, if applicable, prior months in case of third party invoices received during the previous month), if any, prepared in a form reasonably acceptable to Owner and supported by records evidencing the actual Costs incurred, plus the Management Fee associated with such Costs (an "Invoice");

          (b)    a certification that (i) such Request for Payment represents the amount to which Construction Manager is entitled to pursuant to the terms of this Agreement; and (ii) Construction Manager has paid all amounts that are due and owing to the Contractors (other than amounts for Work included on any unpaid Invoice, which will be paid by Construction Manager upon receipt of Owner's payment of such Invoice), subject only to such disputed amounts as are specified by Construction Manager in the Progress Report;

          (c)    a partial lien waiver in the form of Exhibit B-1 from Construction Manager;

          (d)    a partial lien waiver in the form of Exhibit B-2 from each Contractor for which payment is included in the Invoice; and

          (e)    all Progress Reports then required to be delivered pursuant to Section 5.6.

If, in connection with any Request for Payment, Construction Manager fails to provide Owner with Invoices or any supporting materials required under this Section 5.3 in a form satisfying the criteria mutually agreed upon by Owner and Construction Manager, and (i) such failure is not cured by Construction Manager within ten (10) Days after Construction Manager's receipt of written notice from Owner of such failure, and (ii) Owner is thereafter required to use its own accounting personnel, professionals and resources to correct any deficiencies in any Invoice or related materials provided by Construction Manager for purposes of processing any Invoice, then Owner shall be reimbursed, or the Management Fee shall be reduced, in the following manner. With respect to any Invoice submitted to Owner before January 1, 2006, Owner may charge Construction Manager a reasonable fee (based on a reasonable hourly rate) for the use of such accounting personnel, professionals and resources, which fee may be offset by Owner against the Management Fee attributable to such Invoice. With respect to any Invoice submitted to Owner on or after January 1, 2006, the Management Fee payable to Construction Manager with respect to any Costs included on such Invoice for which adequate supporting documentation was not provided shall be reduced from four percent (4%) to two percent (2%) of such Costs.

        5.4    Payments.    Owner shall pay to Construction Manager the amount of each Invoice (less the Retainage described in Section 5.5) within thirty (30) Days of receipt of each such Invoice. If Owner fails to make timely payments of any Invoice amount, or portion thereof, then Construction Manager shall be entitled to collect such unpaid amount, together with interest at the Stated Rate on any unpaid amount. If Owner's failure to pay is a result of a good faith dispute of any Invoice amount and Owner has given notice to Construction Manager that it disputes such amount, and has paid any undisputed amount, within thirty (30) Days of receipt of such Invoice, then interest will be payable only on the unpaid portion that is found or agreed by the Parties to be ultimately due. Interest shall accrue on unpaid amounts for the period beginning on the payment due date of the applicable Invoice and ending upon payment of such amount (together with the interest thereon); provided, however, that interest shall not accrue with respect to any Invoice if Construction Manager has failed to supply, in accordance with Section 5.3, the required supporting documentation for such Invoice, unless such Invoice is not paid within thirty (30) Days of Owner's receipt of all such supporting documentation. Payment and failure to object to all or any portion of an Invoice amount shall not be construed as an acceptance of defective Work or a waiver of any right under this Agreement by Owner.

        5.5    Retainage.

        To secure Construction Manager's performance of its obligations hereunder, Owner will withhold an aggregate amount of up to ten percent (10%) of the Contract Price (the "Retainage"), by withholding from each payment paid to Construction Manager by Owner (other than the final payment and any payments due to Construction Manager that are designated as payments for general conditions, for which there shall be no Retainage) an amount equal to ten percent (10%) of the amount invoiced by Construction Manager. Notwithstanding the foregoing, at such time as any Project is deemed to be ninety percent (90%) complete, Owner shall pay to Construction Manager an amount equal to fifty percent (50%) of the full amount of Retainage (not including Retainage attributable to Management Fees) withheld by Owner to date with respect to such Project, and thereafter the amount to be withheld from each payment (other than the final payment and any payments due to Construction Manager that are designated as payments for general conditions, for which there shall be no Retainage) with respect to such Project shall be five percent (5%), rather than ten percent (10%); provided, however, that the Retainage amount applicable to the Management Fee shall remain at ten percent (10%). In the event that amounts are due under this Agreement from Construction Manager to Owner, and such amounts are not paid when due, Owner shall have the right to withhold additional amounts from Owner's payments to Construction Manager equal to the amount owing by Construction Manager. The remaining Retainage for each Project will be paid by Owner to Construction Manager within ten (10) Business Days of the Project Completion Date relating to such Project, or in the case of Final Completion, within ten (10) Business Days of the Final Completion Date.

        5.6    Progress Reports.

        Until Final Completion, Construction Manager shall deliver to Owner on a weekly basis a progress report (a "Progress Report") which shall be in such form as may reasonably be requested by Owner, and which shall include for each Project, without limitation:

          (i)    a description of the Work performed during the prior week;

          (ii)    a description of the Work to be performed during the next week and an estimate of the Costs to be incurred in connection with such Work;

          (iii)    a list of all Change Orders approved as of the end of the prior week;

          (iv)    a discussion of any problems encountered during the prior week and remedies effected or planned; and

          (v)    a description of any payment or other disputes with any Contractors or Governmental Authorities.

        5.7    Taxes.    Construction Manager shall pay all applicable taxes of any kind, including sales, use, excise, unemployment, income taxes and any and all other taxes on any item or service that is part of the Work, whether such tax is normally included in the price of such item or service or is normally stated separately and any other taxes imposed by any Governmental Authorities on any equipment, materials, labor and services furnished by Construction Manager or the Contractors, or otherwise arising out of Construction Manager's performance of the Work, including any increases in any such taxes during the term of this Agreement; and any duties, fees, and royalties imposed with respect to any equipment, materials, labor or services.

ARTICLE VI.
GUARANTEES AND DELAY LIQUIDATED DAMAGES

        6.1    Guarantee.    Construction Manager guarantees that it shall achieve Substantial Completion of each Project by the applicable Guaranteed Project Completion Date, if any, for such Project, as such guaranteed date may be adjusted pursuant to this Agreement.

        6.2    Liquidated Damages for Delay.

          (a)    Construction Manager understands that if Substantial Completion of any Project is not achieved by the applicable Guaranteed Project Completion Date, Owner will suffer substantial damages. Therefore, Construction Manager agrees that if Substantial Completion of any Project is not achieved by the applicable Guaranteed Project Completion Date, Construction Manager shall pay Owner, as liquidated damages, the amount of delay damages computed as provided in the Scope of Work for such Project (the "Delay Liquidated Damages"). All Delay Liquidated Damages shall be paid by Construction Manager to Owner no later than thirty (30) Days following Owner's invoice therefore, for any Delay Liquidated Damages that have accrued during the preceding month.

          (b)    Construction Manager and Owner agree that the Delay Liquidated Damages are liquidated damages, and in the circumstance that they are payable: (i) it would be extremely difficult to determine the actual damages of Owner, (ii) the agreed liquidated damages are a fair and reasonable estimate of the actual damages that would be suffered by Owner; (iii) in no event shall the amount of any such agreed-upon liquidated damages constitute a penalty for Construction Manager, and (iv) they are the sole remedy for the delay. Construction Manager hereby waives, to the extent permitted by applicable law, any defense as to the validity of any agreed-upon liquidated damages in this agreement on the grounds that such liquidated damages are void as penalties.

ARTICLE VII.
PERFORMANCE SECURITY

  Intentionally omitted.

ARTICLE VIII.
CHANGES

        8.1    General.    Except as set forth in Sections 8.2 and 8.6, no change or adjustment to the Scope of Work will be valid except as agreed to by the Parties in accordance with a duly issued Change Order executed in writing by Owner and Construction Manager. All such changes shall be made in accordance with this Article VIII and shall be considered, for all purposes of this Agreement, as part of the Work and shall not affect the validity of this Agreement.

        8.2    Minor Modifications.    Minor modifications or adjustments that do not involve a change to the Guaranteed Maximum Project Costs or Guaranteed Project Completion Date set forth in the Scope of Work for any Project and do not affect Construction Manager's performance of the Work as specified in this Agreement, may be made by Construction Manager and shall not require a Change Order; provided, however, that Construction Manager shall notify Owner thereof in writing prior to Construction Manager effecting any such modifications.

        8.3    Owner Directed Change Order.    Owner, at any time or from time to time, may request a change to the Scope of Work (a "Change") by issuing a notice to Construction Manager. Within five (5) Business Days of receipt of such notice, Construction Manager shall prepare and deliver to Owner a detailed written estimate (the "Construction Manager Estimate") relating to the contemplated change, which shall include:

          (a)   any proposed change to the Guaranteed Maximum Project Costs for any Project resulting from such change;

          (b)   any proposed change to the Guaranteed Project Completion Date for any Project;

          (c)   any potential effect of such Change on Construction Manager's ability to comply with any of its obligations hereunder; and

          (d)   documentation reasonably sufficient to enable Owner to evaluate the impact of the changes or potential effects which Construction Manager estimates the Change may cause.

        8.4    Change Orders.    Owner shall review the Construction Manager Estimate and if the Parties reach agreement on the matters listed in the Construction Manager Estimate, Owner and Construction Manager shall execute a change order which reflects the nature of such agreement (a "Change Order"), which Change Order shall be in the form set forth in Exhibit D and shall constitute an amendment to this Agreement.

        8.5    Construction Manager Requested Change Order.

          (a)   Construction Manager may submit a request for a Change Order with respect to:

            (i)    a Force Majeure Event; or

            (ii)   a Change of Law, unless such Change of Law is due to an act or omission of Construction Manager.

          (b)   Construction Manager shall use reasonable efforts to mitigate the adverse effects of any Force Majeure Event or a Change of Law that is the subject of a Change Order request. No such event shall excuse Construction Manager's continuing obligation to perform the Work, as affected by such event, while such request is pending, except as set forth in Article XII or if cessation of performance is required by a Governmental Authority.

          (c)   Any Change Order request under this Section 8.5 shall be processed in accordance with Section 8.3; provided, however, that no notice from Owner shall be required and Construction Manager's Change Order request shall include the detailed Construction Manager Estimate relating to the requested change that is required by Section 8.3, without the need for Owner to request same.

        8.6    Owner's Directive.    In the event (i) Owner requests a Change under Section 8.3, and (ii) Owner and Construction Manager are unable to agree in a timely manner with respect to a Construction Manager Estimate, and (iii) the Change is not technically impossible or illegal to implement, and (iv) Owner has determined that it is in the best interests of the applicable Project to implement the Change, then Owner may direct Construction Manager in a written notice to proceed in accordance with the Change (an "Owner Directive"), prior to determining any adjustment to the Scope of Work (and, if applicable, any proposed change to the Guaranteed Maximum Project Costs or the Guaranteed Project Completion Date for the applicable Project) and Construction Manager shall proceed with the Work in accordance with such Owner Directive. In the event that Owner issues an Owner Directive with respect to any Project, then Construction Manager may modify the Guaranteed Maximum Project Costs and/or the Guaranteed Project Completion Date for the applicable Project to the extent appropriate, as follows:

          (a)   To the extent the Change requested in an Owner Directive would cause the Costs for a Project to exceed the Guaranteed Maximum Project Costs due to an increase in Construction Manager's Costs for additional Work or materials, then the Guaranteed Maximum Project Costs for such Project may be adjusted upward by an amount equal to the Costs attributable to the Change.

          (b)   To the extent the Change requested in an Owner Directive adversely affects Construction Manager's ability to complete any Project by the Guaranteed Project Completion Date, and such effect could not be avoided or mitigated by Construction Manager's reasonable efforts, then Construction Manager may be entitled to an equitable adjustment of the Guaranteed Project Completion Date for such Project on a Day-for-Day basis (or part thereof) for the impact of such Change on Construction Manager's performance of the Work for such Project.

        8.7    General Requirements and Limitations.

          (a)   No addition, deletion, comment, modification or amplification by Owner to the Scope of Work shall require a Change Order if such addition, deletion, comment, modification or amplification is for the purpose of curing a Construction Manager Defect or is required in connection with a Construction Manager Event of Default.

          (b)   Notwithstanding any dispute, Construction Manager shall be required to implement any Owner Directive and in no event shall any disputes related to a Change, a proposed Change Order or an Owner Directive entitle Construction Manager to stop, delay or suspend the performance of the Work.

          (c)   Construction Manager shall notify Owner in writing in advance of its intended use of the contingency portion of the budget established by Owner and Construction Manager for any Project.

ARTICLE IX.
INDIVIDUAL PROJECT COMPLETION

        9.1    Final Request for Payment.    Upon Project Completion of each Project, Construction Manager shall submit to Owner with the next monthly Invoice the following:

          (a)   original copies of all permits, licenses and other authorizations to the extent that (i) such permits, licenses and other authorizations relate solely to such Project, and (ii) such items are provided to Construction Manager;

          (b)   the final certificate of occupancy applicable to such Project, to the extent that certificate of occupancy relates solely to such Project;

          (c)   Final Lien Waivers from each Contractor that performed services in connection with, or supplied materials and or equipment for, such Project in the form of Exhibit D-2; and

          (d)   a certificate in the form of Exhibit E-1 (the "Project Completion Certificate") with respect to the completed Project which shall include:

            (i)    a statement that Construction Manager's construction obligations with respect to such Project are complete;

            (ii)   a statement that all amounts due from Construction Manager to Owner with respect to such Project, including, without limitation, any applicable Delay Liquidated Damages, have been paid in full;

            (iii)  a statement that no Construction Manager Event of Default has occurred and is continuing;

            (iv)  representations and warranties that Construction Manager has obtained all permits, licenses and other authorizations necessary or appropriate for the development and construction of such Project (other than those obtained by Owner, the Architect, or by any construction manager (other than Construction Manager), contractor or other agent retained by Owner or the Architect) and that such authorizations are in full force and effect;

            (v)   representations and warranties that such Project is free and clear of all liens, security interests, or other encumbrances upon Owner's title arising by virtue of the actions or inactions of Construction Manager, any Contractor or any of their respective representatives, or otherwise arising from or related to the Work performed in connection with such Project; and

            (vi)  representations and warranties that Construction Manager has paid all amounts due, or which may become due (other than amounts for Work included on any unpaid Invoice, which will be paid by Construction Manager upon receipt of Owner's payment of such Invoice), to all Contractors that performed services in connection with, or supplied materials and or equipment for, such Project.

        9.2    Project Completion.    Upon Owner's (a) determination that a Project has been completed in accordance with the Scope of Work, and otherwise in accordance with the terms of this Agreement; and (b) approval of the Project Completion Certificate submitted by Construction Manager for such Project; an authorized representative of Owner will sign the Project Completion Certificate evidencing Owner's acceptance that such Project has been completed in accordance with the terms of this Agreement ("Project Completion"). Promptly after receipt of a proposed Project Completion Certificate, Owner shall (i) conduct such inspections as may be necessary to determine whether the applicable Project has been completed in accordance with the terms of this Agreement, and (ii) advise Construction Manager as to whether Owner accepts the Project Completion Certificate submitted by Construction Manager. The "Project Completion Date" shall be the date on which the Project Completion Certificate is duly executed and delivered by Owner. Owner's execution of the Project Completion Certificate shall not limit, waive or otherwise affect any right or remedy Owner may have pursuant to this Agreement, any Law or otherwise, including any right Owner may have against Construction Manager for failure to perform the Work in accordance with the terms of this Agreement. Upon receipt of final payment for each completed Project, Construction Manager will assign to Owner all permits, licenses and title to any materials used and paid for by Owner in connection with such Project that were in the name of Construction Manager.

ARTICLE X.
FINAL COMPLETION OF PROJECTS

        10.1    Final Request for Payment.    Upon Project Completion of the last outstanding Project on the Scope of Work, Construction Manager shall submit to Owner a final Request for Payment, which shall include:

          (a)   the final Invoice;

          (b)   original copies of permits, licenses and other authorizations to the extent that such items are provided to Construction Manager;

          (c)   the original final certificate of occupancies applicable to the Projects;

          (d)   a Final Lien Waiver from Construction Manager in the form of Exhibit D-1;

          (e)   Final Lien Waivers from each Contractor in the form of Exhibit D-2; and

          (f)    a certificate in the form of Exhibit E-2 (the "Final Completion Certificate") which shall include:

            (i)    a statement that all of Construction Manager's obligations with respect to the Projects are complete;

            (ii)   a statement that all amounts due from Construction Manager to Owner, including, without limitation, all Delay Liquidated Damages have been paid in full;

            (iii)  a statement that no Construction Manager Event of Default has occurred and is continuing;

            (iv)  representations and warranties that Construction Manager has obtained all permits, licenses and other authorizations necessary or appropriate for the development and construction of the Seneca Niagara Casino and Hotel (other than those obtained by Owner, the Architect, or by any construction manager (other than Construction Manager), contractor or other agent retained by Owner or the Architect) and that such authorizations are in full force and effect;

            (v)   representations and warranties that the Property is free and clear of all liens, security interests, or other encumbrances upon Owner's title arising by virtue of the actions or inactions of Construction Manager, any Contractor or any of their respective representatives, or otherwise arising from or related to the Work; and

            (vi)  representations and warranties that Construction Manger has paid all amounts due, or which may become due (other than amounts for Work included on any unpaid Invoice, which will be paid by Construction Manager upon receipt of Owner's payment of such Invoice), to all Contractors.

        10.2    Final Completion.    Upon Owner's (a) determination that all of the Projects have been completed in accordance with the Scope of Work, and otherwise in accordance with the terms of this Agreement; and (b) approval of the Final Completion Certificate submitted by Construction Manager; an authorized representative of Owner will sign the Final Completion Certificate evidencing Owner's acceptance that all of the Projects have been completed in accordance with the terms of this Agreement ("Final Completion"). Promptly after receipt of a proposed Final Completion Certificate, Owner shall (i) conduct such inspections as may be necessary to determine whether all of the Projects have been completed in accordance with the terms of this Agreement, and (ii) advise Construction Manager as to whether Owner accepts the Final Completion Certificate submitted by Construction Manager. The "Final Completion Date" shall be the date on which the Final Completion Certificate is duly executed and delivered by Owner. Owner's execution of the Final Completion Certificate shall not limit, waive or otherwise affect any right or remedy Owner may have pursuant to this Agreement, any Law or otherwise, including any right Owner may have against Construction Manager for failure to perform the Work in accordance with the terms of this Agreement. Upon receipt of final payment, Construction Manager will assign to Owner all permits, licenses and title to any materials used and paid for by Owner in the development and construction of the Projects that were in the name of Construction Manager.

ARTICLE XI.
REPRESENTATIONS AND WARRANTIES

        11.1    General Representations and Warranties.    Each Party represents and warrants to the other Party that on and as of the date hereof:

          (a)   it is duly formed and validly existing and in good standing under the laws of its jurisdiction of formation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

          (b)   the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate, limited liability company, partnership or similar action;

          (c)   it has all the requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement and perform its obligations hereunder;

          (d)   the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated herein will not, violate any of the provisions of the organizational documents of such Party, any agreement pursuant to which such Party or its property is bound or, to its knowledge, any applicable Laws; and

          (e)   this Agreement is valid, binding and enforceable against such Party in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors' rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

        11.2    Construction Manager Representations and Warranties.

        Construction Manager represents and warrants to Owner that:

          (a)   it has substantial experience, knowledge and professional competence in the procurement, project management and construction management of projects similar to the Projects;

          (b)   it has the resources and personnel to perform the Work; and

          (c)   it is fully experienced, properly qualified and properly licensed, equipped and organized to perform the Work.

        11.3    Warranties Related to the Work.

          (a)   Construction Manager represents, warrants and agrees as follows: (i) all equipment and materials shall (A) be new unless otherwise specified in the Scope Document, (B) be free from any charge, encumbrance, lien or other security interest (other than those created or authorized by Owner) and (C) conform to the specifications and description set forth in this Agreement; (ii) the Work will be of high quality, free from Defects and in specific conformity with this Agreement; (iii) the Work will be performed and the Projects will be developed and constructed in accordance with the requirements of this Agreement. Construction Manager shall be required to repair, correct, refinish, or if insufficient, to re-perform the Work (including removal and replacement), and generally take or cause to be taken such action as may be required, to fully remedy ("Repair") any Defects discovered during the term of this Agreement at no cost to Owner. The cost to Repair any Defect shall not be part of the Contract Price. Construction Manager's warranties hereunder exclude remedy for damage or defect caused by abuse, modifications not executed by Construction Manager or its agents or Contractors, improper or insufficient maintenance, improper operation or normal wear and tear under normal usage.

          (b)   Upon notice by Owner to Construction Manager of any Defect, Construction Manager shall Repair such Defect or cause the Repair of such Defect; provided, however, that no such notice shall be required in the event of a Defect discovered by Construction Manager or any Contractor (notice of which Defect shall promptly be given to Owner).

          (c)   Construction Manager shall, at all times during the Warranty Period, maintain sufficient personnel to respond promptly to Owner's request for warranty work. Construction Manager shall Repair, or cause the Repair of, any Defect, in good faith coordination with the schedule of operations of the Seneca Niagara Casino and Hotel, as applicable, so as to minimize any adverse effect on the operations of the Seneca Niagara Casino and Hotel.

        11.4    Contractor Warranties.    Construction Manager shall obtain for Owner commercially available warranties from all Contractors. Such warranties shall extend for not less than the Warranty Period and shall obligate the respective Contractors to Repair any Defects in the Work in substantially the same manner and on terms and conditions substantially similar to those contained herein. During the term of this Agreement and the Warranty Period Construction Manager shall be responsible at its own expense for enforcing all Contractor warranties. Upon completion of the Work, Construction Manager shall submit to Owner all written warranties and guarantees from Construction Manager's suppliers and from manufacturers of equipment used in connection with the Projects.

        11.5    Warranty Period.    Construction Manager's warranty obligations and liabilities for each Project under this Article XI shall commence with respect to such Project on the date of Substantial Completion of such Project and shall cease upon the expiration of the period set forth in the Scope of Work for the applicable Project (the "Warranty Period"). Notwithstanding the foregoing, if Substantial Completion of any Project occurs prior to the scheduled date for Substantial Completion set forth in the applicable Project schedule, and Owner does not commence its occupancy or use of the Property (or designated portion thereof) on which such Project was performed upon Substantial Completion, then the Warranty Period shall not commence until the earlier of the (i) the scheduled date for Substantial Completion set forth in the applicable Project schedule, and (ii) the date on which Owner commences its occupancy or use of such Property (or designated portion thereof). For purposes of this Agreement, "Substantial Completion" of any Project is the stage in the progress of the Work for such Project when the Work (or designated portion thereof) is sufficiently complete in accordance with this Agreement so that Owner can occupy or utilize for its intended use the Property (or designated portion thereof) on which such Work was performed. The Warranty Period for any Work requiring Repair under this Article XI shall be extended, solely with respect to the portion of the Work so Repaired, for a period equal to the original Warranty Period after the date of completion of such Repair.

ARTICLE XII.
TERMINATION

        12.1    Term.    Unless terminated in accordance with Section 12.2, this Agreement shall be effective as of the Effective Date and shall continue in effect through the expiration of the last remaining Warranty Period (the "Term").

        12.2    Termination.    This Agreement may be terminated or canceled prior to the end of the Term:

          (a)   at any time, during an ongoing Event of Default which was not cured during the applicable cure period and which has not been waived by the non-defaulting Party, upon the delivery of a notice of termination by the non-defaulting Party to the defaulting Party;

          (b)   at any time, by mutual written agreement of the Parties; or

          (c)   at any time, by Owner, in its sole discretion upon thirty (30) Days notice to Construction Manager.

        12.3    Effects of Termination.    Termination or cancellation of this Agreement shall not relieve the Parties from any obligation accruing or accrued to the date of such termination or deprive the Party not in default of any remedy otherwise available to such Party. In the event this Agreement is terminated by Owner pursuant to Section 12.2(a) or (b) above, Owner shall pay Construction Manager the payments owed as of the date of termination for Work completed. In the event this Agreement is terminated pursuant to Section 12.2(c) above, Owner shall pay Construction Manager (i) the payments owed as of the date of termination for Work completed (including all Costs incurred in connection with such Work plus the Management Fee), and (ii) Construction Manager's costs reasonably incurred incident to the termination, including actual and reasonable Contractor cancellation costs.

ARTICLE XIII.
FORCE MAJEURE

        13.1    Suspension of Obligations.    Neither Party shall be liable to the other Party for failure to perform any of its obligations under this Agreement to the extent such performance is hindered, delayed or prevented by Force Majeure. For purposes of this Agreement, "Force Majeure" shall mean causes, events or circumstances which are beyond the reasonable control of the Party claiming Force Majeure which cause such Party's performance hereunder to be hindered, delayed or prevented. Such causes or events shall include, without limitation, acts of God, war (declared or undeclared), insurrections, hostilities, riots, lockouts, strikes, labor disputes, floods, fire, or hurricanes. Notwithstanding anything in this Agreement to the contrary, a claim of Force Majeure shall not extend or otherwise enlarge the term of this Agreement.

        13.2    Notice.    A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure shall promptly give written notice to that effect to the other Party stating in reasonable detail the circumstances underlying such Force Majeure.

        13.3    Resolution.    A Party claiming Force Majeure shall diligently use all reasonable efforts to remove the cause, event or circumstance of such Force Majeure, shall promptly give written notice to the other Party of the termination of such Force Majeure and shall resume performance of any suspended obligation as soon as reasonably possible after termination of such Force Majeure; provided, however, that neither Party shall be required to settle a labor dispute against its own best judgment.

ARTICLE XIV.
INDEMNITY

        14.1    Damages.

          (a)   As used in this Article XIV, the term "Damages" shall mean any and all (i) obligations; (ii) liabilities; (iii) compensatory damages (including, but not limited to, damages for injury to or death of persons and damages to or destruction or loss of property); (iv) to the limited extent permitted under Section 14.1(b), punitive, indirect, special, consequential, incidental and exemplary damages; (v) costs, losses, liabilities, damages, and expenses in any way associated with the containment, removal, or remediation of environmental (as to all media) pollution or contamination pursuant to any current, past, or future federal, state, or local laws, rules, permits, regulations, orders or ordinances; (vi) fines; (vii) penalties; (viii) losses; (ix) actions; (x) suits; (xi) claims; (xii) judgments, orders, directives, injunctions, decrees or awards of any federal, state, or local court or administrative or governmental authority, bureau or agency; and (xiii) costs and expenses (including, but not limited to, reasonable attorney's fees) incurred in the defense of any of the foregoing.

          (b)   AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR DELAY LIQUIDATED DAMAGES, A PARTY'S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED

  HEREIN OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES AND EACH PARTY EXPRESSLY RELEASES THE OTHER FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES.

          (c)   Except as otherwise expressly limited herein, it is the intent of the Parties that all release and indemnity obligations in this Article XIV be without monetary limit. Except as otherwise expressly provided for in this Article XIV, a Party's obligation to indemnify and hold the indemnified Parties harmless against liability as provided for herein shall apply to liability based, in whole or in part, upon any and all theories of law including, without limitation by designation, liability based upon: (i) any negligent act, grossly negligent act, or omission; (ii) strict liability; (iii) breach of warranty arising out of the alleged supplying of a defective or unreasonably dangerous product; or (iv) noncompliance with any law, rule, regulation, order, permit or policy.

        14.2    Indemnity.

          (a)   Without limiting other rights and remedies of Owner under this Agreement, to the fullest extent permitted by law, Construction Manager does hereby assume liability for, and does hereby agree to indemnify, protect and defend, save and hold harmless Owner and its respective employees, affiliates, successors, assigns, agents, officers and directors, and anyone else acting for or on behalf of any of the foregoing Persons (each, an "Owner Indemnified Party") from and against any and all Damages that may be imposed on, suffered or incurred by, or asserted against, any Owner Indemnified Party, that arise out of, or result from, events or circumstances in any way related to, or arising out of:

            (i)    Construction Manager's (or any Contractor's) fraud, negligence, intentional act or omission, willful misconduct or breach of Law relating to the Work, the Projects and/or this Agreement;

            (ii)   materials, construction or workmanship of Construction Manager or any Contractor or the execution of the Work;

            (iii)  breach of this Agreement by Construction Manager;

            (iv)  any third party claims (including lien claims) relating to the Work and/or Construction Manager's obligations under this Agreement;

            (v)   losses and liabilities arising from any legal obligation that Owner may have to withhold amounts from, or deduct any tax at the source from, payments due to Construction Manager (which in each case shall be treated as paid to Construction Manager for purposes of this Agreement) or the assertion of any tax payable by Construction Manager or any Contractor against Owner;

            (vi)  the performance of the Work under any workers' compensation, disability or similar benefit act;

            (vii)   the vitiation of any insurance policies due to Construction Manager's or any Contractor's breach of warranty, declaration or condition contained in any insurance policy, including the provision of false and misleading information;

            (viii)   any amount that Construction Manager shall have failed to pay to any Contractor as compensation for the performance of any Work (to the extent that Construction Manager received payment from Owner for such Work), and Construction Manager shall assume the defense of any suit or proceeding in connection therewith;

            (ix)  any and all claims against Owner by any employee of Construction Manager or any Contractor or by anyone directly or indirectly employed by Construction Manager or any Contractor or anyone for whose acts Construction Manager or any Contractor may be liable (except for claims arising from the negligence or willful misconduct of Owner or its employees, agents or representatives; provided, further, that Construction Manager shall not be responsible for negligent acts committed by the Architect unless Construction Manager had actual knowledge of such negligent acts and did not inform Owner thereof pursuant to Section 2.2 of this Agreement); and

            (x)   (i) Hazardous Materials brought onto the Property by Construction Manager or any Contractor or any of their respective representatives, agents or employees; (ii) off-site treatment, storage, transportation, disposal, clean-up or remediation by Construction Manager or any Contractor (or any of their respective representatives, agents or employees) of any Hazardous Materials that originated from the Property, or (iii) a violation of any environmental Law by Construction Manager or any Contractor or any of their respective representatives, agents or employees.

          (b)   Construction Manager shall require all Contractors to indemnify, defend, and hold harmless the Owner Indemnified Parties and Construction Manager from and against all Damages, including but not limited to, claims for personal injury or death of any Contractor employees, arising out of the Work performed by any such Contractor. Construction Manager shall not have the right to waive or alter any of the requirements of this Section 14.2(b).

        14.3    Claims.

          (a)   Whenever any claim shall arise for indemnification hereunder, the Owner Indemnified Party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim, except that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, except as otherwise expressly provided in Article XIV such notice shall specify, if known, the amount or an estimate of the amount of the liability asserted by such third party.

          (b)   In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a Party, the indemnifying Party, may, upon written notice to the indemnified Party, assume the defense of any such claim or legal proceeding. Except with the consent of the indemnified Party, the indemnifying Party shall not consent to the entry of any judgment arising from any such claim or legal proceedings which, in each case, does not include as an unconditional term thereof of the giving by the claimant or the plaintiff to the indemnified Party of a release from all liability in respect thereof, unless the indemnifying Party has actually paid to the indemnified Party the full amount of such judgment settlement. Any indemnified Party shall be entitled to participate in (but not control) the defense of any such claim or litigation resulting therefrom. If the indemnifying Party does not elect to control the litigation as provided above, the indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying Party, on such terms as such indemnified Party may deem appropriate, and the indemnifying Party shall promptly reimburse the indemnified Party. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

          (c)   To the extent Construction Manager or an Owner Indemnified Party elects not to pursue any legal remedies it has against other Persons, but relies on the indemnities provided for in this Agreement, Construction Manager or Owner Indemnified Party will assign its legal remedies to the maximum extent allowed by law to Owner or Construction Manager, as appropriate.

        14.4    Insurance.

          (a)   Construction Manager, without limiting its obligations or liabilities hereunder, shall obtain and maintain the following insurance with limits not less than those indicated. Construction Manager shall procure a waiver of subrogation in favor of Owner or any other Owner Indemnified Party or any other person to the extent indemnified by Construction Manager and name Owner as an additional insured.

            (i)    Workers' Compensation Insurance covering all employees engaged in the Work hereunder in accordance with the statutory requirements of the jurisdiction in which such services are to be performed.

            (ii)   Employer's Liability Insurance with limits not less than one million dollars ($1,000,000.00) for each accident or death of an employee engaged in Work hereunder.

            (iii)  Automobile Liability insurance covering all motor vehicles owned or leased by Construction Manager engaged in the performance of Work hereunder. Limits of liability shall not be less than one million dollars ($1,000,000) for the accidental injury to or death of one or more persons or damage to or destruction of property as a result of one accident.

          (b)   Except as otherwise specifically requested and approved by the Parties, no other insurance shall be carried by Construction Manager for the benefit of Owner.

          (c)   Construction Manager shall require all Contractors employed by it under this Agreement to obtain the insurance identified in Exhibit F. If any proposed written agreement contains language different than what is contained in Exhibit F, Construction Manager shall submit the proposed insurance language to Owner for review and approval.

          (d)   Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the Property is located, property insurance upon the Work and the Property to the full insurable value thereof. Such property insurance shall be maintained, unless otherwise agreed to in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made or until no person or entity other than Owner has an insurable interest in the Property. This insurance shall include the interests of Owner, Construction Manager and the Contractors. Such property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements.

ARTICLE XV.
MISCELLANEOUS

        15.1    Entire Agreement.    This Agreement constitutes the entire agreement and supersedes (i) all prior oral or written proposals or agreements, (ii) all contemporaneous oral proposals or agreements and (iii) all previous negotiations and all other communications or understandings between the Parties with respect to the subject matter hereof.

        15.2    Amendment and Modification.    No modifications of the terms and provisions of this Agreement shall be or become effective except by the execution by each of the Parties of a supplementary written agreement.

        15.3    Counterparts.    This Agreement may be executed in counterparts and each counterpart shall for all purposes be an original and may be executed and delivered by telelcopier or facsimile, but all such counterparts together shall constitute one and the same instrument.

        15.4    Parties Bound by Agreement.    This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

        15.5    Terminology.    All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Articles and other titles or headings are for convenience only, and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument.

        15.6    Laws and Regulations.    This Agreement and all of the terms and conditions contained herein, and the respective obligations of the Parties, are subject to all valid and applicable Laws.

        15.7    Time of the Essence.    Time is of the essence with respect to any and all obligations arising pursuant to this Agreement.

        15.8    Governing Law.    This Agreement shall in all respects be governed by and construed in accordance with the laws of the Nation including all matters of construction, validity and performance, without giving effect to any choice of law rules thereof which may direct the application of the laws of another jurisdiction.

        15.9    Exhibits and Schedules.    All exhibits, schedules and the like contained herein or attached hereto are integrally related to this Agreement, and are hereby made a part of this Agreement for all purposes. To the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits, schedules and the like attached hereto, the terms of the body of this Agreement shall prevail.

        15.10    Notices.    Unless specifically provided in this Agreement, any written notice or other communication shall be deemed given when received by the Party entitled to notice. Notices shall be directed as follows:

            (a)   if to Construction Manager, to:

      Seneca Construction Management Corporation
      Attn: Clayton Seneca, President & CEO
      345 Third Street, Suite 610
      Niagara Falls, New York 14303
      Telephone: (716) 713-1723
      Facsimile: (716) 282-3636

      with a copy to:

      Harter, Secrest & Emery LLP
      Twelve Fountain Plaza, Suite 400
      Buffalo, New York 14202
      Facsimile: (716) 853-1617
      Attn: Carol E. Heckman, Esq.

            (b)   if to Owner, to:

      Seneca Niagara Falls Gaming Corporation
      Attn: John Pasqualoni, President and Chief Executive Officer
      310 Fourth Street
      Niagara Falls, New York 14303
      Telephone: (716) 299-1100
      Facsimile: (716) 299-1200

      with a copy to:

      Seneca Niagara Falls Gaming Corporation
      Attn: Office of General Counsel
      310 Fourth Street
      Niagara Falls, New York 14303
      Telephone: (716) 299-1100
      Facsimile: (716) 299-1200

        In like manner either Party may change the address to which notices to it should be directed.

        15.11    Further Assurances.    Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

        15.12    Survival of Representations, Warranties, Covenants and Agreements.    Subject to the provisions of Section 11.5, the representations, warranties, covenants and agreements given by the Parties including in particular the terms and conditions of Article XIV shall survive this Agreement without regard to any action taken pursuant to this Agreement.

        15.13    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, each provision shall be interpreted to be only so broad as is enforceable. A bankruptcy or similar trustee must accept or, to the extent permitted by law, reject this Agreement in its entirety.

        15.14    Assignment.    No Party shall voluntarily or involuntarily, directly or indirectly transfer or otherwise alienate any or all of its rights, title or interest under this Agreement to any other Person without the express prior written consent of the other Party, which consent may be granted or withheld in such Person's sole discretion; provided, however, that either Party may (without seeking the consent of the other Party) transfer or otherwise alienate any of its rights, title or interest under this Agreement in connection with (i) a transfer to an Affiliate which remains an Affiliate, (ii) the sale of all or substantially all of the assets of such Party, (iii) participation in a merger, consolidation, share exchange, or other form of statutory reorganization with another Person if the Party is the sole surviving Person, (iv) the granting of a pledge, mortgage, hypothecation, lien or other security interest and (v) the foreclosure (judicial or non-judicial) or other settlement or rearrangement pursuant to or in connection with any transfer made pursuant to item (iv) above. Each transferee shall expressly assume all obligations of the transferor under this Agreement. An attempted transfer made without the prior written consent of the non-transferring Party, where required, is invalid and ineffective. Unless otherwise agreed to by all Parties, a transferring Party (other than a transferor pursuant to item (v) above) shall, nevertheless, continue to be responsible and primarily liable for all obligations, liabilities and other expenses arising from or related to this Agreement.

        15.15    Waivers.    No waiver by either Party of any one or more defaults by the other Party in performance of any provisions of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given and shall not operate or be construed as a waiver of any future default or defaults, whether of a like or a different character. The failure of a Party to insist, in any instance, on strict performance of any of the terms and conditions hereof shall not be construed as a waiver of such Party's right in the future to insist on such strict performance.

        15.16    Cumulative Rights, Obligations and Remedies.    Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity.

        15.17    No Third Party Beneficiaries.    This Agreement is for the sole and exclusive benefit of the Parties. Except as expressly provided herein to the contrary, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy or claim under this Agreement.

        15.18    Confidentiality.    The Parties agree that this Agreement and all information and data exchanged by them in accordance with this Agreement shall be maintained in strict and absolute confidence, except upon prior written notice and with respect to disclosure (i) pursuant to the sale, disposition or other alienation (directly or indirectly) of a Party's rights and interest in and to this Agreement, (ii) pursuant to the sale or other disposition (directly or indirectly) of all or substantially all of the assets of a Party, (iii) in conjunction with a merger, consolidation, share exchange or other form of statutory reorganization involving a Party, (iv) to lenders, accountants and other representatives of the disclosing Party with a need to know such information, (v) as required to make disclosure in compliance with any applicable Law, or under compulsion of judicial process, to comply with this Agreement and its objectives or (vi) to those of a Parties' Affiliates that have a "need to know"; provided that the disclosing Party shall be liable for any disclosure by the receiving Person to the extent such disclosure would not be permitted by this Section if made by the disclosing Party.

        IN WITNESS WHEREOF, each Party has caused this Agreement to be executed in its name by an officer thereunto duly authorized as of the date first set forth above.

SENECA NIAGARA FALLS GAMING CORPORATION
By:	/s/
Printed Name:

Title:

SENECA CONSTRUCTION MANAGEMENT CORPORATION
By:	/s/
Printed Name:

Title:

EXHIBIT A

DESCRIPTION OF SERVICES; SCOPE OF WORK

EXHIBIT B-1

FORM OF CONSTRUCTION MANAGER PARTIAL LIEN WAIVER

EXHIBIT B-2

FORM OF CONTRACTOR PARTIAL LIEN WAIVER

EXHIBIT C

FORM OF CHANGE ORDER

EXHIBIT D-1

FORM OF CONSTRUCTION MANAGER FINAL LIEN WAIVER

EXHIBIT D-2

FORM OF CONTRACTOR FINAL WAIVER

EXHIBIT E-1

FORM OF PROJECT COMPLETION CERTIFICATE

EXHIBIT E-2

FORM OF FINAL COMPLETION CERTIFICATE

EXHIBIT F

CONTRACTORS INSURANCE REQUIREMENTS

        Construction Manager shall require all Contractors employed by it under this Agreement to obtain the following insurances with insurers acceptable to Construction Manager with limits not less than those indicated. Construction Manager may use its discretion in requiring additional limits of such insurance as well as other types of insurance.

  (a)
  Workers' Compensation Insurance covering all employees in accordance with statutory requirements of the jurisdiction in which such services are to be performed.

  (b)
  Employer's Liability Insurance with limits not less than one million ($1,000,000) each accident.

  (c)
  General Liability Insurance (including contractual liability coverage and completed operations coverage) with a combined single limit of not less than one million ($1,000,000) per occurrence.

  (d)
  Automobile Liability Insurance covering all motor vehicles owned, leased or non-owned by Contractor with a combined single limit of not less than one million ($1,000,000) per occurrence.

  (e)
  If owned or chartered aircraft is to be used by Contractor in the performance of Work hereunder, Aircraft Liability Insurance with a combined single limit of not less than five million ($5,000,000) per occurrence.

  (f)
  If owned or chartered watercraft is to be used by Contractor in the performance of Work, Protection and Indemnity Insurance, including crew coverage, pollution liability and collision liability with limits of not less than one million ($1,000,000) per occurrence.

  (g)
  Excess Liability Insurance above the amounts specified in (b), (c) and (d) of this "Exhibit F" in the amount of $5,000,000.

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BETWEEN
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TABLE OF CONTENTS
CONSTRUCTION MANAGEMENT AGREEMENT
RECITALS
AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. CONSTRUCTION MANAGEMENT SERVICES
ARTICLE III. GENERAL OBLIGATIONS OF CONSTRUCTION MANAGER
ARTICLE IV. COMMENCEMENT OF WORK
ARTICLE V. ACCOUNTING AND COMPENSATION
ARTICLE VI. GUARANTEES AND DELAY LIQUIDATED DAMAGES
ARTICLE VII. PERFORMANCE SECURITY
ARTICLE VIII. CHANGES
ARTICLE IX. INDIVIDUAL PROJECT COMPLETION
ARTICLE X. FINAL COMPLETION OF PROJECTS
ARTICLE XI. REPRESENTATIONS AND WARRANTIES
ARTICLE XII. TERMINATION
ARTICLE XIII. FORCE MAJEURE
ARTICLE XIV. INDEMNITY
ARTICLE XV. MISCELLANEOUS
EXHIBIT A DESCRIPTION OF SERVICES; SCOPE OF WORK
EXHIBIT B-1 FORM OF CONSTRUCTION MANAGER PARTIAL LIEN WAIVER
EXHIBIT B-2 FORM OF CONTRACTOR PARTIAL LIEN WAIVER
EXHIBIT C FORM OF CHANGE ORDER
EXHIBIT D-1 FORM OF CONSTRUCTION MANAGER FINAL LIEN WAIVER
EXHIBIT D-2 FORM OF CONTRACTOR FINAL WAIVER
EXHIBIT E-1 FORM OF PROJECT COMPLETION CERTIFICATE
EXHIBIT E-2 FORM OF FINAL COMPLETION CERTIFICATE
EXHIBIT F CONTRACTORS INSURANCE REQUIREMENTS